EXHIBIT A                    Exhibit 10.18


                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                PLUG POWER, LLC

                     A DELAWARE LIMITED LIABILITY COMPANY


    THIS LIMITED LIABILITY COMPANY AGREEMENT is made as of this 27th day of June, 1997, by those parties signing this Agreement on the signature page and all other persons who become members of Plug Power, LLC ("Company") pursuant to the terms of this Limited Liability Company Agreement.

                                    RECITALS

    WHEREAS, Edison Development Corporation, a Michigan corporation ("EDC"), as the sole Member, formed Plug Power, LLC, a limited liability company, by filing a certificate of formation ("Certificate") pursuant to the Delaware Limited Liability Company Act (the "Act") with the Office of the Secretary of State of the State of Delaware in accordance with the Act on June 11, 1997.

    WHEREAS, the purpose of the Company is to develop, manufacture, market and distribute fuel cell systems capable of delivering electricity or waste heat and engage in related activities.

    WHEREAS, EDC wishes to admit Mechanical Technology Inc., a New York corporation ("MTI") as a Member of the Company.

     WHEREAS, EDC and MTI have agreed to enter into this Limited Liability Company Agreement to govern the operations and procedures of the Company.

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth in this Limited Liability Company Agreement each Member agrees as follows:





















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                                   ARTICLE I

                                  DEFINITIONS

   1. Definitions. For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is intended, the words, terms and phrases defined in this section have the following meanings:

   1.1 "Act" means the Delaware Limited Liability Company Act, 6 Del. C. 18-101, et seq., as amended from time to time.

   1.2 "Adjusted Basis" means the basis of the Company's Property as determined for federal income tax purposes pursuant to Code Section 1011.

   1.3 "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Taxable Year after giving effect to the following adjustments:

      (a) Credit the Capital Account with any amounts such Member is obligated to restore pursuant to any provisions of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

      (b) Debit the Capital Account with the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4)-(6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

   1.4 "Affiliate" means, with respect to any Member, (i) any Person directly or indirectly controlling, controlled by, or under common control with the Member, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of the Member, (iii) any officer, director, member or general partner of the Member, or (iv) any Person who is an officer,director, member, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership or voting securities by contract or otherwise.

   1.5 "Agreement" means this Limited Liability Company Agreement, as it may be amended from time to time under Article XVI.














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   1.6  "Applicable Federal Rate" means the applicable federal rate as defined in Code Section 1274.

   1.7 "Awarded Contracts" means the Contract Proposals for which the Company has received written confirmation from the other party to the Contract Proposal by not later than April 1, 1999 that the Contract Proposal has been awarded to the Company.

   1.8 "Awarded Funds" means the funds received by the Company under the Awarded Contracts as of April 1, 2001.

   1.9 "Capital Account" means the account maintained for each Member in accordance with Section 4.6.

   1.10 "Capital Contributions" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company under Section 4.1, 4.2, or 4.3, with respect to the Membership Interest in the Company held by such Member.

   1.11 "Certificate" means the Certificate of Formation of the Company to be filed with the Office of the Secretary of State of the State of Delaware in accordance with the Act.

   1.12 "Class A Member" means any Person listed in Exhibit A, as it may be amended from time to time.

   1.13 "Class A Membership Interest" means all of the interest of a Class A Member in the Company, including a Class A Member's: (a) right to a share of the Profits and Losses of, and to receive distributions from, the Company; (b) right to inspect the Company's books and records; and (c) Voting Rights and right to participate in the management and affairs of the Company.

   1.14 "Class B Member" means any Key Employee to whom the Management Committee has issued a Class B Membership Interest and is listed in Exhibit B, as it may be amended from time to time.

   1.15 "Class B Membership Interest" means all of the interest of a Class B Member in the Company, including a Class B Member's right to a share of the Profits and Losses, and to receive distributions from, the Company, subject to any vesting schedule which the Management Committee may establish in connection with the issuance of a Class B Membership Interest to a Key Employee. No Class B Member shall have any Voting Rights or right to participate in the management or affairs of the Company. Class B Members shall have only such rights as prescribed by the Act or this Agreement to inspect the Required Records. All















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Class B Membership Interests will be converted to Class A Membership Interests on the earlier of the date on which the Company (or its successor) files a registration statement for the public sale of interests in the Company (or shares of a successor), under the Securities Act of 1933, upon approval by a majority of the Class A Shares Issued of (a) a sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Company, or (b) a merger, combination, or dissolution of the Company. The conversion shall be reflected by amending Exhibit A to reflect the admission of the Class B Members as Class A Members of the Company and holding the same number of Class A Shares as the number of Class B Shares previously held by such Class B. Members.

   1.16 "Code" means the Internal Revenue Code of 1986, as amended.

   1.17 "Contract Proposals" means the contract proposals set forth on Exhibit D and which Contract Proposals are subject to the approval of the Management Committee pursuant to Section 7.3(g). Contract Proposals shall not include the contracts or contract proposals set forth in Exhibit E.

   1.18 "Contribution Agreements" means the EDC Contribution Agreement and the MTI Contribution Agreement.

   1.19 "Company" means Plug Power, LLC, a Delaware limited liability company.

   1.20 "Company Liability" means any enforceable debt or obligation for which the Company is liable or which is secured by any Company Property.

   1.21 "Company Minimum Gain" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d) for "partnership minimum gain".

   1.22 "Company Property" means any Property owned by the Company.

   1.23 "Default Rule" means a rule stated in the Act:

         (a) which structures, defines, or regulates the finances, governance, operations, or other aspects of a limited liability company organized under the Act; and

         (b) which applies except to the extent it is modified or overridden through the provisions of a limited liability company's certificate of formation or limited liability company.

   1.24 "Depreciation" means (a) an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an item of Company Property for each Taxable Year, or (b), if the Gross Asset Value of an item of Company Property differs from its Adjusted Basis at the beginning of a Taxable Year, Depreciation shall equal the amount of the depreciation, amortization, or other cost recovery deduction for such Taxable Year determined as if such Property's Adjusted Basis equalled its Gross Asset Value.

   1.25 "Disassociation" means the occurrence of any event which causes a Key Employee Member to become a Disqualified Person.

   1.26 "Disqualified Person" means a Key Employee Member who:

         (a) terminates his/her employment with the Company for any reason prior to age sixty (60);

         (b) whose employment is terminated by the Company for any or no reason at any time; or

         (c) who makes an assignment for the benefit of creditors, files a voluntary petition of bankruptcy, is adjudicated bankrupt or insolvent, or an order for relief in any bankruptcy or insolvency proceeding is entered against the Key Employee Member; files a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any statute, law or regulation; seeks, consents to, or acquiesces in the appointment of a trustee for the Key Employee Member or all or any substantial part of the Key Employee Member's properties; files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Key Employee Member in any proceeding described above; any proceeding filed against the Key Employee Member seeking reorganization, arrangement, composition, a readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof; or the appointment of a trustee for the Key Employee Member or all or any substantial part of the Member's properties without the Member's agreement or acquiescence, which appointment is not vacated or stayed within one hundred twenty (120) days or, if the appointment is stayed, continues for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated.

   1.27 "EDC" means Edison Development Corporation, a Michigan corporation.

















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   1.28 "EDC Contribution Agreement" means the Contribution Agreement dated as of the date of this Agreement between the Company and EDC.

   1.29 "Gross Asset Value" means, with respect to any Property, the Property's Adjusted Basis, except as follows:

         (a) The initial Gross Asset Value of any Property contributed by a Member shall be the gross fair market value of such Property, as determined by the contributing Member and the Management Committee;

         (b) The Gross Asset Value of all Company Property shall be adjusted to equal its gross fair market value, as determined by the Management Committee, at the following times: (i) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of the Company Property as consideration for a Membership Interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided,that adjustments under clauses (i) and (ii) above shall be made at the sole election of the Management Committee;

         (c) The Gross Asset Value of Company Property distributed to a Member shall be adjusted to equal its gross fair market value on the date of distribution; and

         (d) The Gross Asset Value of Company Property shall be adjusted to reflect any adjustments pursuant to Code Section 734(b) or Code Section 743
   (b), but only as required under Regulation Section 1.704-1(b)(2)(iv)(m) and
   Section 5.2(g) of this Agreement.


If the Gross Asset Value of any Company Property has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation computed as provided in
Section  1.24(b).

   1.30 "Involuntary Withdrawal" means, with respect to any Class A Member, the occurrence of any of the following events:

         (a) The Member: makes an assignment for the benefit of creditors, files a voluntary petition of bankruptcy, is adjudicated bankrupt or insolvent, or an order for relief in any bankruptcy or insolvency proceeding is entered against the Member; files a petition seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation; seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member, or of all or any substantial part of the

   Member's properties; or the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described above;

         (b) Any proceeding against the Member seeking reorganization, arrangement, composition, a readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member's properties without the Member's agreement or acquiescence, which appointment is not vacated or stayed within one hundred twenty (120) days or, if the appointment is stayed, continues for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated;

         (c) If the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

         (d) If the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

         (e) If the Member is a corporation, the dissolution of the corporation or the revocation of its charter; or

         (f) If the Member is an estate, the distribution by the fiduciary of the estate's entire interest in the Company.

   1.31 "Key Employee" means any person designated by the Management Committee as a Key Employee and as eligible to become a Class B Member.

   1.32 "Management Committee" means the committee appointed under Section 7.1.

   1.33 "Manager" means any Person appointed to the Management Committee by a Class A Member. A Manager may sit on the board of directors or management committee of another Person, even if the business of such Person, or that of any Affiliate of such Person, is in direct or indirect competition with the fuel cell business of the Company, provided such Manager refrains from taking any action that would be in violation of the Manager's duties and obligations to the Company and Members set forth in the Act or this Agreement, including, without limitation, the duties and obligations set forth in Section 7.5.

   1.34 "Member" means any Person that is a Class A Member or a Class B
Member.

   1.35 "Member Nonrecourse Deductions" has the meaning set forth in Regulations Sections 1.704-2(i)(1) and (2).

   1.36 "Member Nonrecourse Liability" has the meaning set forth in Regulations
Section 1.704-2(b)(4).

   1.37 "Member Nonrecourse Liability Minimum Gain" means an amount, with respect to each Member Nonrecourse Liability, equal to the Company Minimum Gain that would result if such Member Nonrecourse Liability were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

   1.38 "Membership Interest" means a Class A Membership Interest or a Class B Membership Interest.

   1.39 "MTI" means Mechanical Technology Incorporated, a New York corporation.

   1.40 "MTI Contribution Agreement" means the Contribution Agreement dated as of the date of this Agreement between the Company and MTI.

   1.41 "Net Awarded Funds" means the Awarded Funds less any amounts the Company is required under the terms of the Awarded Contracts to expend under subcontracts with third parties for the performance of the Company's obligations under the Awarded Contracts.

   1.42 "Net Income" means the net income (or loss) of the Company, for any applicable period of determination, determined in accordance with generally accepted accounting principals, but excluding therefrom any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital asset.

   1.43 "Net Operating Income" means the Net Income of the Company, for any applicable period of determination, less the amount used to pay or establish reserves for all Company expenses, debts, payments, capital improvements, reinvestments, replacements and contingencies, all as determined by the Management Committee.

   1.45 "Nonrecourse Deductions" has the meaning set forth in Regulations
Section 1.704-2(b)(1).

   1.46 "Nonrecourse Liabilities" has the meaning set forth in Regulations
Section 1.704-2(b)(3).

   1.47 "Person" includes a natural person, limited liability company, corporation, partnership, limited partnership, joint venture, association, business trust, estate, trust, enterprise, and any other legal entity.

   1.48 "Profits and Losses" means an amount equal to the Company's taxable income or loss for each Taxable Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) adjusted as follows:

         (a) Income exempt from federal income tax shall be added to such taxable income or loss;

         (b) Expenditures described in or treated as Code Section 705(a)(2)(B) expenditures (pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)) shall be subtracted from such taxable income or loss;

         (c) Adjustments to the Gross Asset Value of any Company Property pursuant to subsection (b) or (c) of the "Gross Asset Value" definition shall be taken into account as gain or loss from the disposition of such Property for purposes of computing Profits and Losses;

         (d) Gain or loss which is recognized for federal income tax purposes as a result of any disposition of Property shall be computed by reference to the Gross Asset Value of such Property, notwithstanding that its Adjusted Basis differs from its Gross Asset Value;

         (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation computed in accordance with the provisions of Section 1.24; and

         (f) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 5.2 or Section 5.3 shall not be taken into account in computing Profits or Losses.

   1.49 "Projected Net Awarded Funds" has the meaning set forth in Section 4.7.

   1.50 "Property" means all property whether real or personal, tangible or intangible (including goodwill), but excluding services and promises to perform services in the future.

   1.51 "Regulations" means the permanent, temporary, proposed, or proposed and temporary regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

   1.52 "Required Records" means those records that the Company is required to maintain under Section 10.1 and under the Act.

   1.53 "Share" means a single unit of either a Class A Membership Interest or Class B Membership Interest.

   1.54 "Shares Authorized" means the total number of Shares which may be issued by the Management Committee or as otherwise provided in this Agreement with the total number of authorized Shares for a Class A Membership Interest to equal 18,000,000 and the total number of Shares for a Class B Membership Interest to equal 3,000,000.

   1.55 "Shares Issued" means the number of Shares of Class A Membership Interest issued to a Member as reflected on Exhibit A under the column "Shares" or the number of Shares of Class B Membership Interest issued to a Member as reflected on Exhibit B under the column "Shares".

   1.56 "Taxable Year" means the taxable year of the Company as determined pursuant to Code Section 706.

   1.57 "Transfer" means, when used as a noun, any voluntary sale,hypothecation, pledge, assignment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign or otherwise transfer.

   1.58 "Voluntary Withdrawal" means a Class A Member's disassociation with the Company by means other than by ceasing to be a Member as a result of an Involuntary Withdrawal.

   1.59 "Voting Rights" means each Class A Member's right under the Act, the Certificate, or this Agreement to cast the number of votes on any matter subject to a vote or to the consent of Class A Members equal to the number of Shares owned by the Class A Member.

   1.60 "Withdrawn Member" means any Class A Member that is the subject of a Voluntary or Involuntary Withdrawal.



















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                                   ARTICLE II

                     ORGANIZATION OF LIMITED LIABILITY COMPANY

   2.1 Formation. The parties hereby organize a limited liability company pursuant to the Act and the terms of this Agreement and, for that purpose, will cause a Certificate of Formation to be filed with the Office of the Secretary of State of Delaware.

   2.2 Name. The name of the Company is Plug Power, LLC The Company may also conduct its business under one or more assumed names duly approved by a resolution of the Management Committee.

   2.3 Term. The term of the Company will begin upon the acceptance of the Certificate by the Office of the Secretary of State of Delaware and shall continue in existence in perpetuity or until the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

   2.4 Purpose. The purpose of the Company is to plan, develop, finance, patent, manufacture, market and distribute fuel cell systems capable of delivering electricity or waste heat and related and ancillary services. The Company shall have all the powers necessary or convenient to effect any such purpose, including all powers given to a limited liability company under the Act.

   2.5  Initial Date.  This Agreement is made on this 27th day of June, 1997.

   2.6 Registered Office and Resident Agent. The registered office and resident agent of the Company shall be as designated in the Certificate, as it may be amended from time to time.

   2.7 Principal Office. The principal office of the Company shall be located at 968 Albany - Shaker Road, Latham, New York 12110 or such other location as determined by the Management Committee.

   2.8  Representations, Warranties, and Covenants of Members.

        (a) Each non-individual Member represents, warrants and covenants that:

          (i) It is validly organized and existing and in good standing according to the laws of the state of its incorporation or organization, and it is qualified to do business in every jurisdiction where the failure to be so qualified would have a material adverse effect on its ability to perform its obligations under this Agreement;

         (ii) This Agreement is duly authorized, executed and delivered on behalf of such Member and constitutes the valid and binding obligations of such Member enforceable in accordance with the terms of such Agreement;

        (iii) Neither the formation of the Company, the execution and delivery of this Agreement (including all contracts or other agreements necessary to carry out the purposes of this Agreement), nor the performance of the obligations undertaken pursuant to this Agreement will contravene any provision of, or constitute a default under, any indenture, mortgage, debenture, or other agreement of such Member, any order of any court, commission, or governmental agency having jurisdiction, or violate any law or regulation affecting or governing the Member or the business conducted by the Member; and

         (iv) It will not willfully or knowingly violate any law or regulation regarding the Company or its business.

        (b) Each individual member represents , warrants and covenants that:

          (i) This Agreement is the valid and binding obligation of such Member;

         (ii) Neither the entering into nor the performance of this Agreement will violate the terms or conditions of any agreement or order binding on the Member; and

        (iii) He or she will not violate any law or regulation regarding the Company or its business.


                                   ARTICLE III

                          BACKGROUND OF THIS AGREEMENT

   3.1 Intent of this Agreement. The parties to this Agreement have reached an understanding concerning: (i) their business relationship with each other in connection with the purpose of the Company; and (ii) the organization and operation of the Company and its business. The parties intend this Agreement to control the business and affairs of the Company, including the Company's governance structure, the Company's dissolution, winding up, liquidation and termination, and the relations between the Company's Members.

















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   3.2  Relationship of Agreement to Default Rules.  Whether or not this
Agreement specifically refers to a Default Rule, if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement shall control and the Default Rule shall be modified or overridden accordingly.

   3.3 Advice of Counsel. Each person signing this Agreement understands that this Agreement contains legally binding provisions, has had the opportunity to and has either consulted a lawyer or purposefully chosen not to consult a lawyer.

                                   ARTICLE IV

                       CONTRIBUTIONS AND CAPITAL ACCOUNTS

   4.1  Initial Contributions.

        (a) The initial Members, EDC and MTI, have entered into their respective Contribution Agreements and made such Capital Contributions to the Company as required thereunder each in exchange for the number of Shares of Class A Membership Interest as set forth on Exhibit A; provided, however, MTI's Membership Interest is subject to reduction as set forth in Section
   4.7. The fair market value of EDC's and MTI's Capital Contributions and the Adjusted Basis of each Capital Contribution are as set forth on Exhibit A.

        (b) Admission of Class A Members. In the event that the Management Committee decides to admit additional Class A Members, each new Class A Member shall make as its Capital Contribution the contribution required by the Management Committee in its written offer to such Person (as required under Section 11.1) in exchange for the issuance of the number of Shares of Class A Membership Interest set forth in such offer.

        (c) Admission of Class B Members. In the event that the Management Committee decides to admit Class B Members, each new Class B Member shall make as its Capital Contribution the contribution required by the Management Committee in its written offer to such Person (as required under Section 11.2) in exchange for the issuance of the number of Shares of Class B Membership set forth in such offer.

   4.2  Additional Capital Contributions.

        (a) Except as provided in this Section 4.2, the Company has no right to require any Member to make additional capital contributions. This section

















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   does not release any Member from any obligation or promise of future performance that the Company has accepted as a Capital Contribution.

        (b) EDC agrees that, subject to subsection 4.2(f), the Company may call upon EDC, from time to time and as required, for additional cash contributions from EDC in an amount not to exceed, in the aggregate, $4,250,000.00 (each additional EDC capital contribution is an "EDC Contribution"); provided, however, EDC shall not be required to make additional capital contributions under this subsection during the twelve
   (12) month period after the date of this Agreement. For each $1.00 of additional capital contributions made by EDC, EDC shall receive one (1) Share of Class A Membership Interest.

        (c) Upon receipt of each EDC Contribution, the Company shall notify
   MTI in writing of such contribution. Such notice shall include the amount of the EDC Contribution, the date of the EDC Contribution, and the number of Shares of Class A Membership interest issued to EDC in exchange for the EDC Contribution. MTI shall have five (5) days after receipt of such notice to request in writing an option to purchase ("Option") additional Shares of Class A Membership Interest in an amount not to exceed the number of Shares of Class A Membership Interest issued to EDC as set forth in the notice for the option price set forth in the notice. Within five (5) days after receipt of such request, the Company shall execute and deliver to MTI an option to purchase Shares of Class A Membership Interest in the form attached as Exhibit F ("Option Agreement - Contribution Match"). MTI's written request for the Option shall constitute MTI's agreement to terms and conditions of the Option Agreement - Contribution Match.

        (d) If the Net Awarded Funds exceed $8,000,000.00, MTI shall receive a credit equal to 18.75% of the amount of Net Awarded Funds in excess of $8,000,000.00. Such credit shall be applied toward the purchase price payable for any additional Shares purchased by MTI under any of the Option Agreements - Contribution Match delivered to MTI under subsection 4.2(c).
   If such credit is earned prior to expiration of the term of any such Option Agreement, MTI may request the return of any cash payments made by MTI under any such Option Agreement and prior to such expiration date up to the amount of the credit in accordance with and subject to the terms and conditions of any such Option Agreement.

        (e) In the event MTI's Membership Interest is reduced pursuant to subsection 4.7(b), MTI shall have until October 6, 1999 to request an option to repurchase the Returned MTI Shares. Within five (5) days after receipt of such written request, the Company shall issue to MTI an Option Agreement in the form attached as Exhibit G ("Option Agreement - Returned Shares"). MTI's request for such option shall constitute MTI's agreement to the terms and conditions of the Option Agreement - Returned Shares.

        (f) The obligations of EDC to make additional capital contributions under this Section 4.2 shall at all times be conditioned upon the Company achieving the Milestones by the Milestone Dates, as such terms are defined in and in accordance with the schedule set forth in Exhibit C.

   4.3  Additional Capital Financing.

        (a) In the event the Management Committee determines that the Company needs additional financing to meet its working capital or capital investment requirements, the Management Committee shall determine the structure and the pricing of the debt and/or equity offering necessary to raise such additional financing. If the Management Committee cannot agree on the structure and pricing of such financing, such determination shall be made by a reputable, nationally recognized investment banking firm, experienced in structuring and pricing debt and/or equity offerings in similar industries, selected by the Management Committee.

        (b) If equity and/or debt financing is determined to be necessary pursuant to (a) above and the nature of such transaction is predominantly to raise capital in the form of cash, such equity and/or debt financing shall be offered first to the Class A Members as voluntary additional Capital Contributions. All such calls on the Class A Members for additional Capital Contributions made pursuant to this Section 4.3 shall be in writing and shall contain the following information:

          (1) The total amount of the additional financing to be raised by the Company and a description of the debt and/or equity structure and pricing of such financing, including, but not limited to, the number of Shares of Class A Membership Interest offered and the price for each Share so offered;

          (2) The amount of such additional financing that the Company requests each Class A Member provide to the Company, including the amount requested from the Class A Member to whom the request is addressed, which amounts shall be in proportion to each Class A Members' ownership of Shares of Class A Membership Interest;

          (3) The purpose for which the funds are to be applied set forth in reasonable detail; and

          (4) The date, not less than thirty (30) days after the written call, on which funding of the additional financing shall be made by the Class A Member, if such Class A Member elects to participate in the additional financing.

   All calls for additional financing made pursuant to this Section 4.3 shall be voluntary and none of the Class A Members shall be obligated to participate in any additional financing under this Section 4.3. In the event a Class A Member elects not to participate in additional financing pursuant to this Section 4.3, the Management Committee shall notify the remaining Class A Members within fifteen (15) days after the expiration of the 30-day period provided in Section 4.3(b)(4), and the remaining Class A Members shall have the option to provide such non-participating Class A Member's additional financing, pro rata in proportion to their ownership of Shares of Class A Membership Interest, within thirty (30) days after receipt of notice from the Management Committee.

        (c) Any such equity and/or debt financing not raised through additional financing from the Class A Members pursuant to Section 4.3(b) may be offered to Class B Members or non-Members in accordance with the structure and pricing determined pursuant to Section 4.3(a).

        (d) The preemptive rights of the Class A Members pursuant to Section 4.3(b) shall not prohibit the Management Committee from issuing Shares of Class A Membership Interest to non-Class A Members (i) in exchange for services rendered in connection with any debt and/or equity financing pursuant to this Section 4.3, or (ii) in connection with any transaction the predominate purpose of which is to acquire all or any part of a Person or any of its business or assets, whether structured as an asset purchase or a purchase of stock or other equity.

   4.4 No Right to Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall demand or receive a return of its Capital Contributions or withdraw from the Company without the consent of all Members. No Member shall be entitled to receive interest on its Capital Contributions. Under any circumstance that requires a return of all or part of any Capital Contribution, no Member shall have the right to receive any Property other than money, except as otherwise provided in this Agreement.

   4.5  Loans and Advances by Members.

        (a) Interest Bearing Loans. If at any time or times the Company needs additional funds which, for any reason, the Company does not raise through an increase in the Company capital or through advances, the funds may be borrowed from any one or more of the Members, at a rate of interest equal to the Applicable Federal Rate and on such payment terms as may be agreed upon by the lending Member(s) and the Management Committee. These loans shall be evidenced by promissory notes signed on behalf of the Company.

        (b) Non-Interest Bearing Advances. Any Member may advance money to the Company in excess of the Member's Capital Contribution. The amount of the advance shall not increase the Member's Membership Interest, Capital Account, or Shares, but rather the amount of the advance will be a demand obligation of the Company to that Member and will be fully repaid, without interest, before distributions, or any withdrawals of capital, are made with respect to any Member.

   4.6 Capital Accounts. The Company shall establish and maintain for each Member, a Capital Account in accordance with the following provisions:

        (a) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of gain which are specially allocated pursuant to Section 5.2 or Section 5.3, and the amount of any Company Liabilities assumed by such Member or which are secured by any Property distributed to such Member;

        (b) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses which are specifically allocated pursuant to Section 5.2 of Section 5.3, and the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company; and

        (c) In the event all or a portion of a Member's Shares are transferred in accordance with the terms of this Agreement, the assignee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Shares.

   The Capital Accounts shall be maintained in accordance with Section 1.704-1b of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations, notwithstanding any provision of this Agreement to the contrary. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Member pursuant to
Article XIII hereof upon the dissolution of the Company.

   4.7 Reduction in MTI's Capital Contribution. It is anticipated that the Net Awarded Funds from the Contract Proposals will be Eight Million Dollars ($8,000,000.00) ("Projected Net Awarded Funds"). If the Net Awarded Funds from the Contract Proposals are less than the Projected Net Awarded Funds, MTI's Capital Account shall be reduced by an amount equal to $1,750,000 multiplied by the percentage determined by dividing the difference between the Projected Net Awarded Funds and the Net Awarded Funds by the Projected Net Awarded Funds ("Research Debit"). The number of Shares of Class A Membership Interest held by MTI shall be reduced by one Share for each $1.00 of the Research Debit ("Returned MTI Shares"). Adjustments will be made to MTI's Capital Account and Shares at the close of business on October 1, 1999 to reflect the Net Awarded Funds. If greater than one hundred percent (100%) of the Projected Net Awarded Funds are received by the Company, no adjustments will be made to MTI's Capital Account or Shares except as provided in subsection 4.2(d).

   4.8 Requested Registration. At any time following five (5) years after the date of this Agreement, upon the request of Class A Members holding not less than twenty-five (25%) of the Shares of Class A Membership Interest entitled to vote ("Initiating Members"), the Company shall retain an independent reputable and nationally recognized investment banking firm ("Advisor") experienced in advising on the registration of Shares of businesses similar to the Company and acceptable to the Company and the Initiating Member, to propose to the Company the optimal time to effect registration of the Shares held by the Company and the offering price for such Company Shares. The Advisor shall make such proposal in a writing ("Proposal") delivered to the Company within sixty (60) days after the Advisor is retained by the Company. The Company shall provide the Class A Members with copies of the Advisor's Proposal within thirty (30) days after receipt of the Proposal. If the Advisor's Proposal recommends pursuing registration at that time, the Initiating Members may require the Company to effect registration of the Company Shares in accordance with the Advisor's Proposal. If necessary in order to effect registration of the Company Shares in accordance with the Advisor's Proposal, the Members authorize the Company to increase the number of Shares Authorized to an amount sufficient to effect the registration, and authorize the Company to merge the Company into a Delaware corporation and exchange their Shares in the Company for an equal number of Shares in the surviving Delaware corporation.

   In the event the advisor's proposal recommends against effecting registration at that time, the Company shall not be obligated to pursue such registration, and the Member shall not be entitled request the Company to retain an advisor again for the purpose set forth above for a period of twelve (12) months after the date of the advisor's proposal recommending against effecting a registration at that time.

                                   ARTICLE V

                        ALLOCATIONS AND DISTRIBUTIONS

   5.1  Allocations of Profits and Losses from Operations.

        (a) Profits.  After giving effect to the special allocations in Sections
   5.2 and 5.3, Profits shall be allocated among the Members in proportion to the number of Shares owned by each Member and the number of Shares Issued.

        (b) Losses.  After giving effect to the special allocations in Sections
   5.2 and 5.3, Losses shall be allocated among the Members in proportion to the number of Shares owned by each Member and the number of Shares Issued.

   5.2 Special Allocations. The following special allocations shall be made in the following order:

        (a) Minimum Gain Chargeback. To the extent and in the manner provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Company Minimum Gain during any Taxable Year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with
   Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.


        (b) Member Minimum Gain Chargeback. To the extent and in the manner provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Liability during any fiscal year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Liability shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Liability, determined in accordance with Regulations
   Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) an 1.704-2(j)(2) of the Regulations. This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

        (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-
   1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5 have been tentatively made as if this Section 5.2(c) were not in this Agreement.

        (d) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any fiscal year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
   Section 5.2(d) shall be made only if and to the extent that such Member would have Adjusted Capital Account Deficit after all other allocations provided for in this Section 5 have been made as if Section 5.2(c) and this Section 5.2(d) were not in the Agreement.

        (e) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated among the Members in proportion to the number of Shares owned by each Member to the number of Shares Issued.

        (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Liability to which such Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

        (g) Section 754 Adjustments. If an adjustment to the Adjusted Basis of any Company Property pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his or her Membership Interest in the Company, the amount of such adjustment shall be treated as an item of gain or loss and shall be specially allocated to the Members in proportion to the number of Shares owned by each Member and the number of Shares Interest in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

   5.3  Curative Allocations.  The allocations set forth in Sections 5.2(a)-5.2
(g) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Profits or Losses pursuant to this Section 5.3. Therefore, notwithstanding any other provision of this Section 5 (other than the Regulatory Allocations), the Management Committee shall make such offsetting special allocations of items of Profit or Loss in whatever manner it determine(s) appropriate so that, after such offsetting allocations are made, each Member's Capital Account balances, to the extent possible, are equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items of Profit and Loss were allocated pursuant to Section 5.1.

   5.4 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, Profits and Losses which relate to any Property contributed by a Member to the Company shall, solely for tax purposes, be allocated among Members so as to take account of any variation between the Property's Adjusted Basis and its initial Gross Asset Value.


                                   ARTICLE VI

                                 DISTRIBUTIONS

   6.1  Distributions of Net Operating Income.  Subject to the limitations of
Section 6.3 and the Act, the Management Committee shall distribute (within seventy-five (75) days after the end of each fiscal year of the Company) to the Members in proportion to the number of Shares owned by each Member and the number of Shares Issued, the lesser of (a) Net Operating Income for the preceding fiscal year of the Company, or (b) an amount equal to the total expected federal and Michigan income tax liability (determined at the highest individual federal and Michigan marginal income tax rates) of all Members on account of their Membership Interest in the Company during the preceding fiscal year. If the Net Operating Income for the preceding fiscal year of the Company exceeds the required distribution amount under this Section 6.1, then, in the sole discretion of the Management Committee and subject to the limitations of
Section 6.3 and the Act,the Management Committee may make additional distributions of Net Operating Income to the Members in proportion to the number of Shares owned by each Member to the number of Shares Issued.

   6.2 Amounts Withheld. All amounts required to be withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution, or allocation to the Members, shall be treated as amounts distributed to the Members pursuant to this Article VI. The Management Committee is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state, or local law.

   6.3 Limitation on Distributions. No Member shall be entitled to a distribution pursuant to this Article VI, if, after giving effect to the distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or if the Company's total assets would be less than the sum of its total liabilities. A determination that a distribution is not prohibited under this subsection or the Act may be based either on financial statements prepared on the basis of accounting practices and principles that are reasonable under the circumstances or on a fair valuation or other method that is reasonable under the circumstances. Unless otherwise agreed by the Members, a Member shall only be entitled to the distributions provided in this Agreement.


                                   ARTICLE VII

                  POWERS, DUTIES, LIABILITIES, REIMBURSEMENT
                     AND DECISIONS OF MANAGEMENT COMMITTEE

   7.1  Management of Business.

        (a) The Company shall be managed by a Management Committee. Except as provided in subsection 7.1(b), the Management Committee shall be comprised of six Managers, three (3) Managers appointed by EDC and three (3) Managers appointed by MTI.

        (b) In the event the number of Shares of Class A Membership Interest held by EDC is greater than (i) the number of Shares of Class A Membership Interest held by MTI and the MTI Affiliates, in the aggregate, plus (ii) the number of Shares of Class A Membership Interest for which MTI and the MTI Affiliates, in the aggregate, hold unexpired options to purchase pursuant to
   Section 4.2(c) or (e) ("Option Shares"), EDC shall be entitled to appoint two
   (2) additional Managers to the Management Committee. Thereafter, the Management Committee shall be comprised of eight (8) Managers, five (5) Managers appointed by EDC and three (3) Managers appointed by MTI. If the number of Shares and Option Shares of Class A Membership Interest held by
   MTI and the MTI Affiliates, in the aggregate, subsequently become equal to the number of Shares of Class A Membership Interest held by EDC, EDC shall cause two (2) of the Managers appointed by EDC to resign or be removed, and thereafter the Management Committee shall be comprised of six (6) Managers, three (3) appointed by EDC and three (3) appointed by MTI.

        (c) The Managers shall serve for a term of three (3) years, unless a Manager is sooner removed or resigns pursuant to either this Section 7.1 or
   Section 7.9. The duties, compensation and benefits, if any, of the Managers shall be determined by reference to the provisions of this Agreement, the Act, and, if applicable, resolutions adopted by the Management Committee.

    7.2  Authority of Management Committee.

        (a) Subject to the limitations imposed by the Act and this Agreement, the Management Committee shall have full and exclusive authority to conduct, manage and control all of the business affairs of the Company and to make all decisions regarding the business of the Company. In furtherance of such authority, the Management Committee shall have all of the rights and powers provided in this Section 7.2, as amended from time to time, and, except as otherwise provided by law or this Agreement, any action taken by the Management Committee shall constitute the act of and serve to bind the Company.

        (b) The Management Committee is hereby granted the exclusive right, power and authority to:

          (1) Manage, operate, maintain and develop the business of the Company;

          (2) Approve any loan agreements or instruments evidencing debt incurred by the Company; the selection of a bank in which Company funds shall be deposited; the selection of legal counsel; the approval of Company tax returns; and any other matters which the Management Committee shall deem to be of fundamental importance to the Company;

          (3) Execute any and all agreements, contracts, documents, certifications, instruments, notes, mortgages, assignments and security agreements necessary or convenient in connection with the operation of the business of the Company;

          (4) Borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and to secure the same by mortgage, pledge or other lien on any Company Property;

          (5) Protect and preserve the title and interest of the Company with respect to the assets at any time owned or acquired by the Company;

          (6) Collect all amounts due to the Company, and otherwise to enforce all rights of the Company, including all of such rights inuring to the benefit of the Company under any agreement for the management of its assets, and, in that connection, to retain counsel and institute such suits or proceedings, in the name and on behalf of the Company, or, if the Management Committee shall so determine, in the name of the Members; provided, however, that the Members reserve the right to retain separate counsel to defend against any lawsuits which name the Members as separate parties to such proceedings;


          (7) Enter into contracts with and pay fees or cause others to pay fees to any person or entity;

          (8) Enter into agreements for the performance of legal, accounting, bookkeeping, tax, administrative reporting, receiving and paying of funds and other management services necessary or appropriate for the administration of the Company with any Person;

          (9) Defend and hold harmless any Members against any claim in connection with the Company business other than a claim by another Member for breach of an obligation under this Agreement;

         (10) Designate and appoint one or more employees of or agents for the Company who shall have such authority as may be conferred upon them by the Management Committee, and who may perform any of the duties and exercise any of the powers and authority conferred upon the Management Committee hereunder, including, without being limited to, the designation of an agent for service of process on the Company and one or more agents as authorized signatories on any bank accounts maintained by the Company;

         (11) Invest and reinvest Company funds to the extent not currently required, in its sole discretion, for Company operating capital;

         (12) To the extent that funds of the Company are available and the Management Committee deems it appropriate, make distribution to the Members in accordance with the provisions of this Agreement;

         (13) Perform all normal business functions, and otherwise operate and manage the business and affairs of the Company, in accordance with this Agreement;

         (14) Engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with or convenient or incidental to, the accomplishment of the purposes of the Company, so long as said activities and contracts may be lawfully carried on or performed by a limited liability company under the laws of the State of Delaware;

         (15) Offer Shares that are Shares Authorized but unissued for sale for not less than fair market value to Persons that are identified by the Management Committee as prospective Members or as Key Employees, to enter into capital contribution agreements with such Persons in the name of and on behalf of the Company, to admit such Persons as Members upon receipt of the agreed upon capital contribution and to amend Exhibit A or B as applicable, to reflect the admission of such Persons as Members and the issuance of Shares to such Persons; and

         (16) Request additional capital contributions consistent with Section 4.2.

   7.3 Limitations on Management Committee and Managers. Notwithstanding the foregoing and any other provision contained in this Limited Liability Company Agreement to the contrary, no act shall be taken, sum expended, decision made, obligation incurred or power exercised by the Management Committee or any Manager on behalf of the Company, unless approved by the Class A Members holding at least seventy percent (70%) of the Shares of Class A Membership Interest entitled to vote with respect to those decisions set forth below:

        (a) Any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Company or any merger,consolidation, dissolution, divestiture or winding-up of the Company;

        (b) Any amendment or restatement of the Certificate or this Limited Liability Company Agreement;

        (c) Any material change in the character of the business and affairs of the Company;

        (d) Any change in the number of Shares Authorized for a Class A Membership Interest;

        (e) The commission of any act which would make it impossible for the Company to carry on its ordinary business and affairs;

        (f) The commission of any act that would contravene any provision of the Certificate or this Limited Liability Company Agreement or the Act; or

        (g) The approval of any Contract Proposal.

   7.4  Compensation; Expenses.

        (a) Except as otherwise provided in this Section 7.4, no Manager shall receive any salary, fee, or draw for services rendered to or on behalf of the Company, nor shall any Manager be reimbursed for any expenses incurred by such Manager on behalf of the Company.

        (b) Each Manager may charge the Company, and shall be reimbursed, for any reasonable direct expenses incurred in connection with the Company's business and in compliance with any procedures and requirements of the Company relating to such reimbursement.

   7.5  Manager Duties.

        (a) Except as provided in subsection 7.5(b) and Section 7.6, each Manager shall devote such time to the Company business as may be necessary to adequately and properly manage and supervise the Company business and affairs in an efficient and workmanlike manner and discharge his or her duties as a Manager in good faith, with the care an ordinarily prudent person would exercise in similar circumstances, and in a manner he or she believes to be in the best interest of the Company. Notwithstanding the foregoing, the failure of any Manager appointed by EDC to approve a Contract Proposal pursuant to Section 7.3(g) shall not constitute a breach of any duty imposed upon such Manager under this Agreement or the Act, and MTI and its affiliates are forever barred from bringing, and hereby waive any right to bring, any action or suit against such Manager for failure to approve a Contract Proposal.

        (b) Nothing in this Agreement shall be deemed to restrict in any way the rights of a Manager, or of any Affiliate of a Manager, to conduct any other business or activity whatsoever, and no Manager shall be accountable to the Company or to any Member with respect to that business or activity even if the business or activity competes with the Company's business. The organization of the Company shall be without prejudice to their respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom.

        (c) (1) Each Manager shall deal in confidence with all matters involving the Company until such time as there has been a general public disclosure. Subject to subsection 7.5(c)(2), no Manager shall disclose or use any Confidential Information, Inventions or Confidential Documents of the Company (as such terms are defined below) except for the direct or indirect benefit of the Company.

            (2) In the event a Manager receives a discovery request (including, without limitation, document requests, subpoenas, notices of deposition, orders to produce documents, information or individuals) in a judicial action or an arbitration (referred to hereinafter as "Discovery Requests"), each Manager agrees that:

                 (A) The Manager will notify the Company of the Manager's receipt of the Discovery Request within a reasonable time following such receipt to allow the Company to seek an order preventing or limiting the disclosure by the Manager of the Confidential Information from a tribunal having jurisdiction over the Discovery Request.

                 (B) The Manager will not take any action, including responding to the Discovery Requests before the response time, that would interfere with any efforts by the Company to pursue such legal remedies preventing or limiting disclosure of the Confidential Information.

                      (i) In the event of a Discovery Request other than a deposition request, this means that the Manager will not respond until the date set forth in the Discovery Request, thus giving the Company full opportunity to obtain an order modifying the Manager's obligation to respond or to obtain an agreement from the party making the Discovery Request that the Manager is not obligated to respond at that time.

                     (ii) In the event of a deposition in which a question
                 is posed requiring the disclosure of Confidential Information, this means that the Manager will not disclose the Confidential Information as long as the Company immediately requests an adjournment of the deposition in order to obtain direction from a tribunal having jurisdiction over the Discovery Request as to whether and under what circumstances the Manager can disclose the Confidential Information. If the parties to the action in which the deposition is taken do not permit the Company to attend the deposition of the Manager, and a question requiring the disclosure of Confidential Information is asked, the Manager agrees that prior to disclosing the Confidential Information it will request an adjournment of the deposition in order to inform the Company of the question and to give the Company an opportunity to seek direction from such a tribunal.

                 (C) To the extent the Company fails to request or is unable to obtain an order from a tribunal having jurisdiction over the Discovery Request, nothing shall prevent the Manager from responding to a Discovery Request in the manner it considers appropriate.

            (3) Each Manager acknowledges the disclosure of Confidential Information by the Managers or a breach of the provisions contained in this subsection 7.5(c) will give rise to irreparable injury to the Company or to the Company's clients and customers, which injury could not be adequately compensated for in damages. Accordingly, the Company or such other party may seek and obtain injunctive relief against the breach or threatened breach of the Manager's agreements and undertakings contained in this subsection 7.5(c), in addition to any other legal remedies which may be available to the Company or such other party.

             (4) For purposes of this subsection 7.5(c),the terms defined below shall have the following meanings:

                 (A) "Confidential Documents" shall mean any papers, blueprints, records, notebooks, computer disks, computer tapes, or other similar repositories containing Confidential Information, including copies thereof which have been prepared for the benefit of the Company or its employees or independent contractors, whether prepared by, its employees, independent contractors, or outside parties.

                 (B) "Confidential Information" shall mean information or knowledge not readily ascertainable by the general public or the industry in which the Company is or may become engaged regarding the Company's products, systems, processes, Inventions, designs, research, development, manufacture, purchasing, accounting, engineering, marketing, client or customer lists and information, merchandising and selling, and Confidential Documents.

                 (C) "Inventions" shall mean discoveries, concepts, and ideas, whether patentable or not, including but not limited to the design, specification and technology of systems, processes, methods, formulas, and techniques, as well as improvements or modifications of processes, systems, methods, formulas and techniques which are not readily ascertainable by the general public or the industry in which the Company is or may become engaged.

        (d) When a Manager, directly or indirectly, has a financial or personal interest in a contract or transaction to which the Company is to be a party, the Manager is considered to be "interested" in the matter. An interested Manager shall disclose that interest and describe to the Management Committee all material facts concerning the matter with complete accuracy and inclusiveness. Provided such full and accurate disclosure is made, the interested Manager shall be allowed to discuss and vote on the matter and any such contract or transaction authorized by the Management Committee shall not be later subject to revocation on the basis that the terms of such contract or transactions were not fair and commercially reasonable.

   7.6  Additional Duties and Obligations of Management Committee

        (a) The Management Committee shall take all actions which may be necessary or appropriate for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Delaware.

        (b) The Management Committee shall use its best efforts to meet all current and future federal income tax requirements to assure that the Company will not fail to be classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation.

        (c) The Management Committee shall direct the affairs of the Company in the best interest of the Company, including the safekeeping and use of all Company funds and assets and the use thereof for the benefit of the Company.

        (d) The Management Committee shall, from time to time, prepare and file any amendment to the Company's Certificate and any other similar documents which are required by law to be filed and recorded for any reason in such office or offices as are required under the laws of the State of Delaware.

   7.7  Management Committee Meetings and Decisions.

        (a) A meeting of the Management Committee shall be held every month, on the 15th day of each month or on such other day of the month as determined by the Management Committee.

        (b) All decisions made by the Management Committee shall require a vote of not less than fifty-one percent (51%) of all of the Managers. All actions shall be taken only at a meeting called at least five (5) days in advance of the meeting attended by not less than fifty-one percent (51%) of all of the Managers.

        (c) Actions of the Management Committee may also be taken by written consent of all of the Managers.

        (d) A Manager may participate in a meeting with the same effect as being present in person by a conference telephone or by other similar communications equipment through which all persons participating in the meeting may communicate with the other participants.

   7.8  Removal or Resignation of Manager.

        (a) The Class A Members, by a vote of at least seventy percent (70%), may remove a Manager for cause. For purposes of this Agreement, "cause" shall mean the Manager's gross negligence, willful misconduct, or bad faith in the performance of the material duties and obligations of the Manager under this Agreement, or the knowing violation of statutory obligations or fraud by the Manager.

        (b) A Manager may be removed only at a meeting called by the Class A Members in accordance with the procedures required under Article VIII. Notice of the meeting shall be given to all Class A Members and the Manager. Further, the notice shall include notice of the specific allegations against the Manager which form the basis for the proposed removal. At the meeting called for the removal of the Manager, the Manager shall be given a full opportunity to be heard and to address the specific allegations against the Manager.

        (c) A Manager may be removed at any time, with or without cause, by the Class A Member that appointed the Manager under Section 7.1. The Class A Member taking such action shall provide prompt written notice of such action to all other Class A Members.

        (d) Except as provided under Section 7.9(a) or 7.9(c), a Manager may not be removed.

        (e) A Manager may resign by providing written notice to all Class A Members not less than forty-five (45) days prior to the effective date of such resignation. The resignation shall take effect forty-five (45) days after the date the Manager gives notice to all Class A Members, or at such later date stated in the notice of resignation.

   7.9 Replacement Manager. A replacement Manager for any Manager that has been removed or has resigned shall be appointed by the Class A Member that had appointed the removed or resigning Manager within ten (10) business days of the date of removal or the effective date of resignation. The Class A Member appointing the replacement Manager shall provide prompt written notice to all other Class A Members of the name and address of the replacement Manager.
Once appointed, the replacement Manager will serve the unexpired term of and will have all of the powers and duties of the Manager that resigned or was removed.

   7.10 Officers of the Company.

        (a) Power to Elect Officers. The Management Committee shall select a president, treasurer, and a secretary, and may select a chairman, one or more vice presidents, one or more assistant treasurers, and one or more assistant secretaries, and any other officers that the Management Committee deems in the best interest of the Company which may be appointed and their duties prescribed by resolution of the Management Committee.

        (b) Removal of Officers and Agents. Any officer or agent may be removed by the Management Committee whenever, in the judgment of the Management Committee, the business interests of the Company will be served thereby.

        (c) Delegation of Powers. For any reason deemed sufficient by the Management Committee, whether occasioned by absence or otherwise, the Management Committee may delegate all or any of the powers and duties of any officer to any other officer or Manager.

        (d) Powers and Duties of Officers.

            (1) Chairman. The Chairman shall be selected by and from the membership of the Management Committee. He or she shall conduct all meetings of the Management Committee and shall perform all duties incident thereto.

            (2) President. The President shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Management Committee are carried into effect. He or she shall be ex-officio, a member of all standing committees, and shall have the general powers and duties of supervision and management usually vested in the office of president of a corporation. During the prolonged absence or disability of the President, or the vacancy of his or her office, the below listed individuals shall perform the duties and exercise the power of President, until a successor is appointed, as follows: Vice President, and if he or she be not available, then whosoever shall be appointed by the Management Committee.

            (3) Vice President. The duties which the Vice Presidents are to perform shall be designated by the Management Committee.

            (4) Secretary. The Secretary shall attend all meetings of the Members and shall preserve in the books of the Company true minutes of the proceedings of all such meetings. He or shall safely keep in his or her custody the seal of the Corporation, and shall have authority to affix the same to all instruments where its use is required. He or she shall give all notices required by statute, by-law or resolution. He or she shall perform such other duties as may be delegated to him or her by the Management Committee.

            (5) Treasurer. The Treasurer shall have custody of all Company funds and securities, and shall keep in books belonging to the Company full and accurate accounts of all receipts and disbursements; he or she shall deposit all monies, securities and other valuable effects in the name of the Company in such depositories as may be designated for that purpose by the Management Committee. He or she shall disburse the funds of the Company as may be ordered by the Management Committee, taking proper vouchers for such disbursements and shall render to the President and directors at regular meetings of the Management Committee, and whenever requested by them, an account of all his or her transactions as Treasurer, and of the financial condition of the Management Committee. If required by the Management Committee, he or she shall deliver to the President of the Company, an shall keep in force, a bond in form, amount, and with a surety or sureties satisfactory to the Management Committee, conditioned for faithful performance of the duties of his or her office, and for restoration to the Company in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and property of whatever kind in his or her possession or under his or her control belonging to the Company.

            (6) Assistant Secretary and Assistant Treasurer. The Assistant Secretary, in the absence or disability of the Secretary, shall perform the duties and exercise the powers of the Secretary. The Assistant Treasurer, in the absence or disability of the Treasurer, shall perform the duties and exercise the powers of the Treasurer.

        (e) Each officer of the Company shall discharge his or her duties as an officer in good faith, with the care an ordinarily prudent person in a like position would exercise in similar circumstances and in a manner he or she reasonably believes to be in the best interests of the Company. In discharging his or her duties, an officer is entitled to rely in good faith upon the records of the Company and such information, opinions, reports or statements provided to any such officer by any other person as to matters the officer reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

   7.11 No Authority of Members. No Member is an agent of the Company or has the authority to make any contracts, enter into any transactions, or make any commitments on behalf of the Company, except that, prior to the first meeting of the Management Committee, either Member may execute any agreement, document or instrument required to be executed by the Company under this Agreement, the EDC Contribution Agreement or the MTI Contribution Agreement.

     7.12 Actions Against Members for Breach of Contract. In the event that any Manager or Officer of the Company brings to the attention of the Management Committee any allegation of a breach of a contract between a Member and the Company, the Management Committee shall evaluate the validity of the allegations and vote on whether or not to take action against the subject Member. No Manager appointed by the subject Member shall be entitled to vote on any resolution to pursue any claim or take any action against the subject Member. The vote taken at the meeting shall be preliminary and subject to the obligation of the Management Committee to provide the Company's independent public accountants with a written report of their evaluation and assessment of the allegation of a breach by the subject Member of a contract with the Company. Such report shall be delivered by the Management Committee to such accountants within five (5) business days of such meeting. The Company's independent public accountants shall provide the Management Committee with a written report expressing their views and opinions with respect to the Management Committee's evaluation and assessment. Such report shall be provided to the Management Committee within ten (10) business days following such accountants' receipt of the Management Committee's written report and for the purpose of reviewing the Company's independent public accountant's written report. The Management Committee shall then convene a meeting for the specific purpose of determining what action to take with regard to the alleged breach of contract between the subject Member and the Company. At such meeting, no Manager appointed by the subject Member shall be entitled to vote on any resolution regarding whether or not to pursue a claim or other action against the subject Member.

                                    ARTICLE VIII

                      ACTION OF MEMBERS AND MEMBER MEETINGS

   8.1 Action of Members. Except to the extent that the Act, the Certificate, or this Agreement require otherwise, all actions of the Class A Members shall be taken either (a) by a majority vote of the votes entitled to be cast by all of the Class A Members at a properly called meeting of the Class A Members, when a quorum is present; or (b) by written action without a meeting, complying with Section 8.8.

   8.2  Tri-Annual and Special Meetings.

        (a) A tri-annual meeting of the Class A Members shall be held every third year, on the third Tuesday of January of such year, for the appointment of Managers to the Management Committee.

        (b) A special meeting of the Class A Members may be called for any purpose or purposes at any time by the Management Committee or by one or more Class A Members having at least fifty-one percent (51%) of all of the votes entitled to be cast by Class A Members.

        (c) For any special meeting not called by the Management Committee, the Class A Member or Class A Members who are calling the special meeting must give written notice to the Management Committee specifying the purpose of the meeting. Within thirty (30) days after the Management Committee receives a demand under this paragraph, the Management Committee shall call a special meeting of the Class A Members. If the Management Committee fails to call the special meeting, the Class A Member or Class A Members calling the meeting may, at the expense of the Company, call the meeting by giving the notice described in Section 8.3.

   8.3 Notice of Meetings. Written notice of each meeting of the Class A Members, stating the date, time, place, and the purposes or purposes, must be given to every Class A Member at least ten (10) days and not more than sixty
(60) days prior to the meeting. The business transacted at any meeting of Class A Members is limited to the purposes stated in the notice of the meeting.

   8.4  Location and Conduct of the Meetings; Adjournments.

        (a) The location of each of the meetings of the Class A Members will alternate each meeting between 2000 Second Avenue, 644 WCB, Detroit, Michigan and 968 Albany - Shaker Road, Latham, New York, with the first meeting being held at the Detroit, Michigan location, or at some other suitable location within the same city, as designated by the Management Committee or the Class A Member or Class A Members calling the meeting, as applicable.

        (b) A Manager designated by the Management Committee shall preside at each meeting of the Class A Members.

        (c) At each tri-annual and special meeting of the Members, the Management Committee shall designate a Manager to act as secretary at the meeting, who shall record the discussions had and actions taken at such meeting and prepare minutes summarizing such discussions and actions. A copy of such minutes, certified by the secretary, shall be maintained at the Company's principal place of business with the records of the Company, and a copy shall be sent to each of the Members within thirty (30) days after the date of such meeting.

        (d) The Management Committee shall have the power and authority to establish the rules of order to be followed at the tri-annual and special meetings of the Members.

        (e) Any meeting of the Class A Members may be adjourned from time to time to another date and time and, subject to Section 8.4(a), to another place. If at the time of adjournment, the person presiding over the meeting announces the date, time, and place at which the meeting will be reconvened, no further notice of the reconvened meeting shall be required.

   8.5  Waiver of Notice.

        (a) A Class A Member may waive notice of the date, time, place, and purpose or purposes of a meeting of Class A Members. A waiver may be made before, at, or after the meeting, in writing, orally, or by attendance.

        (b) Attendance by a Class A Member at a meeting is a waiver of notice of that meeting, unless the Class A Member objects at the beginning of the meeting to the meeting or the transaction of business at the meeting because the meeting is not properly called or convened, or objects before a vote on an item of business because the item may not properly be considered at that meeting and does not participate in the consideration of the item at that meeting.

   8.6  Proxies.

        (a) A Class A Member may cast or authorize the casting of a vote by filing a written appointment of a revocable proxy given to any other Class
   A Member with the Management Committee at or before the meeting at which the appointment is to be effective. The Class A Member may sign or authorize the written appointment by telegram, telecopy, cablegram, or other means of electronic transmission stating, or submitted with information sufficient to determine, that the Class A Member authorized the transmission. Any copy, facsimile, telecommunication, or other reproduction of the original of either the writing or the transmission may be used in lieu of the original, if it is a complete and legible reproduction of the entire original.

        (b) A Class A Member may not grant or appoint an irrevocable proxy.

   8.7 Quorum. For any meeting of the Class A Members, a quorum consists of Class A Members holding a majority of all of the votes entitled to be cast at a meeting of the Class A Members. If a quorum is present when a properly called meeting is convened, the Class A Members present may continue to transact business until adjournment, even though the departure of Class A Members originally present leaves less than the number of Class A Members otherwise required for a quorum.

   8.8 Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Class A Members may be taken without a meeting by written consent signed by all of the Class A Members who are entitled to vote at a meeting of the Class A Members. The action taken by unanimous written consent shall be effective when signed by all Class A Members entitled to vote, unless a different effective date is provided in the written consent.

   8.9 Attendance by Conference Telephone. A Class A Member may participate in a meeting with the same effect as being present in person by a conference telephone or by other similar communications equipment through which all persons participating in the meeting may communicate with the other participants.


                                   ARTICLE IX

                       MEMBERSHIP OBLIGATIONS AND CONDUCT

   9.1 Compliance with Policies. It shall be the duty of each Member to act at all times consistently with and in compliance with all and each of the provisions of this Agreement and with all policies, rules, and decisions of the Company adopted in accordance with any of the provisions of this Agreement.

   9.2 Authority to Bind. Only the Manager and agents of the Company authorized by the Management Committee shall have the authority to bind the Company. No Member who is not authorized as an agent of the Company by the Management Committee shall take any action to bind the Company, and each Member shall indemnify the Company for any costs or damages incurred by the Company as a result of any such unauthorized action by such Member. Provided, however, that, prior to the first meeting of the Management Committee, either Member may execute any agreement, document or instrument required to be executed by the Company under this Agreement, the EDC Contribution Agreement or the MTI Contribution Agreement.

   9.3  Confidentiality.

        (a) (1) Each Member shall deal in confidence with all matters involving the Company until such time as there has been a general public disclosure. Subject to subsection 9.3(a)(2), no Member shall disclose or use any Confidential Information, Inventions or Confidential Documents of the Company (as such terms are defined below) except for the direct or indirect benefit of the Company.

            (2) In the event a Member receives a discovery request (including, without limitation, document requests, subpoenas, notices of deposition, orders to produce documents, information or individuals) in a judicial action or an arbitration (referred to hereinafter as "Discovery Requests"), each Member agrees that:

                 (A) The Member will notify the Company of the Member's receipt of the Discovery Request within a reasonable time following such receipt to allow the Company to seek an order preventing or limiting the disclosure by the Member of the Confidential Information from a tribunal having jurisdiction over the Discovery Request.

                 (B) The Member will not take any action, including responding to the Discovery Requests before the response time, that would interfere with any efforts by the Company to pursue such legal remedies preventing or limiting disclosure of the Confidential Information.

                      (i) In the event of a Discovery Request other than a deposition request, this means that the Member will not respond until the date set forth in the Discovery Request, thus giving the Company full opportunity to obtain an order modifying the Member's obligation to respond or to obtain an agreement from the party making the Discovery Request that the Member is not obligated to respond at that time.

                      (ii) In the event of a deposition in which a question
                 is posed requiring the disclosure of Confidential Information, this means that the Member will not disclose the Confidential Information as long as the Company immediately requests an adjournment of the deposition in order to obtain direction from a tribunal having jurisdiction over the Discovery Request as to whether and under what circumstances the Member can disclose the Confidential Information. If the parties to the action in which the deposition is taken do not permit the Company to attend the deposition of the Member, and a question requiring the disclosure of Confidential Information is asked, the Member agrees that prior to disclosing the Confidential Information it will request an adjournment of the deposition in order to inform the Company of the question and to give the

                 Company an opportunity to seek direction from such a tribunal.


   9.4  Business Opportunities

        (a) Except as otherwise expressly provided in Section 9.4(b), nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company's business. The organization of the Company shall be without prejudice to their respective rights (or to the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member's Affiliates.

        (b) Each Member understands and acknowledges that the conduct of the Company's business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arm's length and on commercially reasonable terms as determined by the Management Committee.

                                   ARTICLE X

                         REQUIRED RECORDS; ACCOUNTING

   10.1 Contents and Location of Required Records. The Company will maintain at its principal place of business the following records:

        (a) A current list of the full name and last known address of each Member and Manager;

        (b) A copy of the Certificate, together with any amendments to the Certificate;

        (c) A copy of this Agreement as executed by the Members, together with all amendments to this Agreement;

        (d) Copies of the Company's federal, state, and local income tax returns and reports, if any, for the three (3) most recent calendar years;

        (e) Copies of any financial statements of the Company for the three (3) most recent calendar years;

        (f) Records (including minutes and written consents) evidencing authorization of Company action;

        (g) Copies of records that would enable a Member to determine the Member's relative Membership Interest, Voting Rights, and Shares, and, in the case of Class B Members, any vesting schedule to which their Class B Membership Interest is subject; and

        (h) Such other records as the Company is required to maintain pursuant to the Act.

   10.2 Access to Required Records.

        (a) After giving reasonable advance notice to the Company, any Member may inspect and review the Required Records and may, at the Member's sole cost and expense, have the Company make copies of any portion or all of the records.

        (b) Unless the Company agrees otherwise, all Member access to the Required Records must take place during the Company's regular business hours. The Company may impose additional reasonable conditions and restrictions on Members' access to the Required Records, including specifying the amount of advance notice a Member must give and the charges imposed for copying.

   10.3 Tax Characterization and Returns.

        (a) The Members acknowledge the intention that the Company be treated as a "partnership" for federal and state tax purposes. All provisions of this Agreement and the Certificate are to be construed so as to preserve that tax status.

        (b) Within ninety (90) days after the end of each Taxable Year, the Management Committee will cause to be delivered to each person who was a Member at any time during such Taxable Year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of each Member's federal, state or local income tax (or information) returns.

   10.4 Accounting Decisions.

        (a) The Management Committee will make all decisions as to accounting matters; and

        (b) The Management Committee may cause the Company to make whatever elections the Company may make under the Code or the tax laws of the State of Michigan or any other jurisdiction having taxing authority over the Company.

   10.5 "Tax Matters Member". EDC is designated to act on behalf of the Company as the initial "tax matters partner" within the meaning of Section 6231(a)(7) of the Code. Any subsequent tax matters partner will be designated by EDC.

                                   ARTICLE XI

                        ADMISSION OF ADDITIONAL MEMBERS

   11.1 Admission of Additional Class A Members. Subject to any preemptive rights of the Class A Members pursuant to Section 4.3 (b), Additional Persons may be admitted as Class A Members pursuant to a written offer made to a Person by the Management Committee in connection with an offering of Shares in accordance with Section 4.3. The offer will establish all of the conditions for admission of a Person as an additional Class A Member, including the amount required as a Capital Contribution for such additional Class A Member.

   11.2 Admission of Class B Members. The Management Committee may, from time to time, offer in writing Shares of Class B Membership Interests to Key Employees under such terms and conditions as the Management Committee shall determine in its sole discretion. The Management Committee may establish vesting schedules for individual Key Employees that defer such Key Employee's rights to full ownership of their respective Shares of Class B Membership Interests. Exhibit B shall be amended from time to time to reflect the admission of Key Employees as Class B Members, to reflect the granting of unvested and vested rights to Key Employees to become or as Class B Members, the vested number of Shares of Class B Membership of each Class B Member, and the unvested interest granted to each Key Employee, whether or not admitted as a Class B Member.

   11.3 Admission of Substitute Class B Members. Upon the Disassociation of a Class B Member, the legal successor in interested of the Disassociated Class B Member shall be admitted as a Substitute Class B Member (as defined below).
The Substitute Class B Member shall have all the rights and powers and shall be subject to all the restrictions and liabilities of the Disassociated Class B Member. The admission of a Substitute Class B Member will not release the Disassociated Class B Member from any liability of the Company that may have existed prior to the admission of the Substitute Class B Member. For purposes of this Article XI, "Substitute Class B Member" means the transferee of a Class B Membership Interest who has been admitted to all rights of Class B Membership pursuant to this Agreement.

   11.4 Conditions to Admission. Notwithstanding the other provisions of this Agreement, a proposed additional Member or Substitute Class B Member will not be admitted as a Member until the proposed additional Member or Substitute Class
B Member agrees in writing to be bound by the terms and provisions of the Certificate and this Agreement.

                                   ARTICLE XII

                    TRANSFERS; WITHDRAWAL; DISASSOCIATION

   12.1 Restrictions on Transfers.

        (a) Except as provided in subsection 12.1(b) and Section 12.6, no Member shall Transfer all or any portion of his/her/its Membership Interest or any rights therein without the written consent of all Class A Members during the first three (3) years after the date of this Agreement and without the written consent of the Class A Members holding a majority of the outstanding Shares of Class A Membership Interest which consents may be in each case withheld by any Class A Member for any or no reason. Any Transfer or attempted Transfer by any Member in violation of the preceding sentences shall be null and void ab initio. Each Member acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Company's purposes and the relationship of the Members. Accordingly, these restrictions on Transfer shall be specifically enforceable. Each Member further agrees to hold the Company wholly and completely harmless from any cost, liability, or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by the Company as a result of a Transfer or an attempted Transfer in violation of this Agreement.

        (b) Subject to compliance with all of the provisions of subsection 12.1(d) a Disassociated Class B Member's financial rights under his or her Class B Membership Interest will transfer to his or her legal successor in interest as provided under Section 12.5 and such legal successor in interest shall be admitted as a Substitute Class B Member upon compliance and in accordance with Sections 11.3 and 11.4.

        (c) Any transferee of all or part of a Class B Membership Interest derives its rights exclusively through the Class B Member/transferor. Any such transferee takes the transferred Class B Membership Interest subject to any claims or offsets the Company has or may in the future have against the Class B Member/transferor.

        (d) Notwithstanding anything else contained in this Article XI or
   Article XII to the contrary, Class B Membership Interests may not be transferred, in whole or in part:

            (i) If the transfer, alone or taken together with other transactions, would result in a termination of the Company within the meaning of Code Section 708;

           (ii) If the transferee is a Disqualified Person;

          (iii) Without an opinion of counsel satisfactory to the Company that the transfer is subject to an effective registration under, or exempt from the registration requirements of, applicable state and federal securities laws; and

           (iv) Unless and until the Company receives from the assignee the information and agreements that the Company may reasonably require, e.g., any taxpayer identification number, the transferee's initial tax basis in the transferred rights or interest, instruments of transfer, assignment, and assumption.

   12.2 Voluntary Withdrawal. No Class A Member shall have the right to voluntarily withdraw from the Company. A Voluntary Withdrawal is a violation of this Agreement, and upon a Voluntary Withdrawal a Class A Member shall cease to be a Class A Member with no further right to participate in the Company's business, Profits and Losses, or distributions, and will not be entitled to receive any distribution pursuant to Section 18-604 of the Act. If the Company is continued as provided in Section 13.1(c), the Withdrawn Member shall have the right to receive the distribution provided for under Section 12.4, but shall not be entitled to receive in liquidation of the Withdrawn Member's Membership Interest the fair market value of the Withdrawn Member's Membership Interest, or any other amount on withdrawal pursuant to Section 18-604 of the Act.

   12.3 Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the Withdrawn Member (if any) shall become an assignee of the Withdrawn Member that holds all of its Membership Interest subject to all of the restrictions and limitations that would be applicable to that Membership Interest if it were still held by the Withdrawn Member, but shall not become a Member and/or shall cease to be a Member with no further right to participate in the Company's business, Profits and Losses, or distributions, and will not be entitled to receive any distribution pursuant to Section 18-604 of the Act. If the Company is continued as provided in
Section 13.1(c), the Withdrawn Member or the assignee shall have the right to receive the distribution provided for under Section 12.4, but shall not be entitled to receive in liquidation of the Withdrawn Member's Membership Interest the fair market value of the Withdrawn Member's Membership Interest as of the date of the Involuntary Withdrawal or the date the assignee's interest is terminated, or any other amount on withdrawal pursuant to Section 18-604 of the Act.

   12.4 Distribution on Withdrawal or Attempted Transfer. Upon any attempted Transfer by a Member of all or part of a Membership Interest or Voluntary Withdrawal of a Member, the Company may recover by offset or otherwise from such Member damages for such Member's breach of this Agreement.

   Subject to the Act, Section 6.3, and the Company's right of offset under the preceding paragraph, upon a Member's attempted Transfer of all or part of his/ her/its Membership Interest, a Member's Voluntary Withdrawal, or a Member's Involuntary Withdrawal, the Company shall, in complete liquidation of such Member's Membership Interest, make as a liquidating distribution for such

Membership Interest a Company note in an amount equal to fifty percent (50%) of the "Net Book Value" (as defined in Section 12.7) of such Member's Membership Interest calling for payment of the principal amount of the note in ten (10) equal annual installments, without interest, with the first annual installment being due on the later of one (1) year after the date of such note or five years after the date of this Agreement.

   12.5 Disassociation. Upon the Disassociation of a Class B Member, the Company will continue without dissolution, and the Disassociated Class B Member shall be deemed to have transferred all of the financial rights associated with his/ her/its financial rights to such Class B Member's legal successor in interest as set forth in Section 10.2(b).

   12.6 Redemption of Class B Membership Interest. A Class B Member may at any time offer his/her vested Shares of Class B Membership Interest for sale to the Company and the Company shall be obligated to purchase such Shares upon the following terms:

        (a) The price ("Purchase Price") to be paid for such interest shall be an amount equal to the "Net Book Value" (as defined in Section 12.7) of such Class B Member's Membership Interest;

        (b) The closing shall occur at the Company's registered office on the thirtieth (30th) day following the date of the offer to sell; and


        (c) At the closing, the selling Class B Member shall assign its Shares of Class B Membership Interest to the Company and the Company shall deliver to the selling Class B Member a Company note in an amount equal to the Purchase Price calling for payment of the principal amount of the note in five (5) equal annual installments, together with quarterly payments of interest accruing on the unpaid principal amount of the note at the Applicable Federal Rate and permitting the Company to prepay such note at any time without penalty or premium.

   12.7 "Net Book Value". For purposes of this Section 12.7 the "Net Book Value" of a Member's Membership Interest shall be determined as of the last day of the calendar month immediately preceding the occurrence of the Member's attempted Transfer, Voluntary or Involuntary Withdrawal, or Disassociation and shall equal the amount that would be distributed to such Member in liquidation of the Company pursuant to Article XIII, if (a) the Gross Asset Values of the Company Property were adjusted as set forth in Section 1.29(b) hereof, (b) all of the Company's assets were sold for their Gross Asset Values, as so adjusted,
(c) the Company paid its accrued, but unpaid, liabilities and established reserves pursuant to Article XIII for the payment of reasonably anticipated contingent or unknown liabilities, and (d) the Company distributed the remaining proceeds to the Members in liquidation, as of such day.

   The Net Book Value of a Member's Membership Interest shall be determined, without audit or certification, from the books and records of the Company by the accounting firm regularly employed by the Company, and the amount of such Net Book Value shall be disclosed to the Company and each of the Members by written notice. The Net Book Value determination of such accountants shall be final and binding in the absence of a showing of gross negligence or willful misconduct.


                                   ARTICLE XIII

               DISSOLUTION, WINDING UP, LIQUIDATING DISTRIBUTIONS
                                  AND TERMINATION

   13.1 Events Causing Dissolution. The Company shall dissolve and its business be wound up upon the occurrence of the first of any of the following events:

        (a) By the unanimous written consent of all the Class A Members; or

        (b) Disposition of all of or substantially all of the assets of the Company; or

        (c) Upon the occurrence of a Voluntary or Involuntary Withdrawal of a Class A Member unless within ninety (90) days after the date of such occurrence, the remaining Class A Members by a majority vote of the Class A Shares held by the remaining Class A Members consent in writing to continue the business of the Company.

   13.2 Certificate of Dissolution. As soon as practicable following the occurrence of any of the events specified in Section 13.1 that cause the dissolution of the Company, the Company shall execute and file a Certificate of Dissolution, as prescribed by the Act.

   13.3 Dissolution Procedure. The Company shall be terminated after the dissolution described in Section 13.1, in which event the Management Committee shall promptly wind up the affairs of the Company, liquidate and discharge all debts and liabilities of the Company and distribute all assets in accordance with this Agreement and the Act.

   13.4 Tax Obligations. Before the assets of the Company are distributed pursuant to Section 13.5 below, the Company shall file tax returns and pay tax obligations as required by applicable state tax laws.

   13.5 Distributions at Liquidation. Subject to Section 13.10 and subject to the right of the Management Committee to establish cash reserves as may be deemed reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds of the Company shall be distributed as follows:

        (a) First, to the payment and discharge of all Company Liabilities to creditors other than the Managers or Members;

        (b) Second, to the payment and discharge of all Company Liabilities to the Managers and Members;

        (c) Third, to the Members in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods; and

        (d) The balance, if any, to the Members in proportion to the number of Shares held by each Member to the number of Shares Issued.

        If any Member has a deficit balance in his/her/its Capital Account (after giving effect to all contributions, distributions, and allocations for all Taxable Years, including the Taxable Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

   13.6 Final Report. Within a reasonable time following the completion of the liquidation of the Company, the Management Committee shall supply to each Member a statement that states the assets and liabilities of the Company as of the date of complete liquidation and each Member's portion of payments and distributions pursuant to Section 13.5.

   13.7 Rights of Members. Each Member shall look solely to the Company Property for all distributions with respect to the Company, to its Capital Contribution, and to its share of Profits and Losses, and no Member shall have recourse (upon dissolution or otherwise) against any other Member. No Member shall be entitled to receive Company Property other than cash upon the dissolution and termination of the Company.

     13.8 Termination. Upon the completion of the liquidation of the Company and the distribution of all Company Property, the Company shall terminate. The Management Committee shall have the authority to execute and record a Certificate of Dissolution as well as any and all other documents required to effect the dissolution and termination of the Company.

   13.9 Deemed Distribution and Recontribution. Notwithstanding any other provisions of this Article XIII, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but the Class A Members holding a majority of the Class A Shares entitled to vote have elected to continue the business of the Company under Section 13.1, the Company Property shall not be liquidated, the Company's Liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up.

  13.10 Hire Company Employees. At any time following the dissolution of the Company, any Member, any Affiliate of any Member, any Manager or any Affiliate of any Manager shall have the right to solicit for hire, and hire, any Person who as an employee of the Company at any time.


                                   ARTICLE XIV

              INDEMNIFICATION; INSURANCE AND LIABILITY OF MEMBERS

   14.1 Indemnity. The Company shall defend, indemnify and hold harmless each Manager from and against any cost, expense, damage or injury suffered or sustained by it by reason of any acts, omissions or alleged acts or omissions arising out of any of its activities on behalf of the Company or in furtherance of the interests of the Company, including without being limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, if the acts, omissions or alleged acts or omission upon which such actual or threatened actions, proceedings or claims are based did not involve gross negligence, willful misconduct, bad faith, the knowing violation of statutory obligations or fraud by such Manager. Any such indemnifications shall only be made from Company Property.

   14.2 Disclosure. The amount of any indemnification or advance paid pursuant to this Article XIV and to whom and on whose behalf it was paid will be included in the Required Records.

   14.3 Discretionary Indemnification. Nothing in this Article XIV limits the ability of the Management Committee to cause the Company to indemnify any Person that is not a Manager pursuant to, and to the extent described in, an agreement authorized by the Management Committee.

   14.4 Insurance. The Company may purchase and maintain insurance on behalf of a Person in that Person's official capacity against any liability asserted against and incurred by the Person in or arising from that capacity, whether or not the Company would have been required to indemnify the Person against the liability under the provisions of this Article XIV.

   14.5 Other Insurance. The Management Committee shall use its best efforts to obtain and maintain in force such insurance as it deems necessary to protect the Company Property and to protect the Company against liability for claims of third persons. The Company shall be a named insured on the policies obtained. Each Member shall be provided with a certificate disclosing the issuance of the policy and its basic terms. No such policy shall be canceled by the Management Committee except after it shall have given at least thirty
(30) days prior written notice to the Members to that effect. Except as assumed by the Company, each Member shall be responsible for insuring itself against damages, losses and liabilities relative to its Membership Interest in the Company.

   14.6 Limited Liability of Members. Pursuant to the Act, the Members shall have no personal liability whatsoever, whether to the Company, to any of the Members, or to the creditors of the Company, for the debts of the Company or any of its losses beyond the amounts contributed or committed to be contributed by that Member to the capital of the Company pursuant to this Agreement; nor shall the Members have any other obligations or liabilities under this Agreement other than those specifically set forth in this Agreement.


                                   ARTICLE XV

                              REMEDIES FOR BREACH

   15.1 Specific Enforcement. All breaches of this Agreement are subject to specific enforcement, without prejudice to the right to seek damages or other remedies.

   15.2 Attorney Fees and Other Litigation Expenses. If the Company resorts to litigation to remedy a breach of this Agreement by a Member or former Member and the Company prevails in the litigation, in addition to any other remedies available to the Company under this Agreement or by law the Company may collect its actual attorney fees and other costs and expenses of litigation.

                                   ARTICLE XVI

                                    AMENDMENTS

   16.1 Amendment of Agreement. This Agreement may only be amended at a special meeting of Members called for the purpose of amending this Agreement or by the written consent of Members to a proposed written amendment to this Agreement.

   16.2 Required Vote. Any proposed amendment to this Agreement shall only become effective upon the vote or written consent of more than fifty (50%) of all the votes entitled to be cast by the Class A Members; provided, however, that without the unanimous consent of all Class A Members, this Agreement shall not be amended to:

       (a) Cause the Company to effect any registration of the Shares, except as provided in Section 4.8;

       (b) Except as otherwise provided in Section 4.8, cause the Company to lose its status as a limited liability company, taxable as a partnership for federal income tax purposes;

       (c) Amend this Section 16.2 or Sections 4.2, 4.3(b), 4.8, 5.1(a), 5.1(b),
   7.1, 7.2, 7.2(b)(15), 7.3, 7.5, 7.6, 7.8, 7.9, 12.1 or 13.1 of this
   Agreement; or

       (d) Affect any rights of the Class B Members in their Class B Membership Interests, including, but not limited to, amending any part of the definition in Section 1.13.


                                   ARTICLE XVII

                                  MISCELLANEOUS

   17.1 Governing Law. All questions pertaining to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. It is further agreed that any and all litigation relating to this Agreement or the Company shall be brought in a state or federal court located within the State of Michigan; and each party, for the purpose of all such litigation, hereby submits to the exclusive jurisdiction and venue of such courts.

   17.2 Notices.

       (a) Any notice, request, consent, offer or demand required or permitted to be given under this Agreement shall be in writing and shall either be delivered in person or mailed by first class mail, postage prepaid, or sent by telex, telecopy or telegram, addressed to the Party intended as the recipient as follows:

          If to the Company:          With a copy to:

          Plug Power, LLC             DTE Energy, Inc.
          968 Albany - Shaker Road    2000 Second Avenue, 644 WCB
          Latham, New York  12110     Detroit, Michigan  48226
          Attn:  Gary Mittleman       Attn:  Chris C. Nern
          Fax No.:(518) 785-2127      Fax No.:(313) 235-8500


        If to any Member: at the address shown on Exhibit A and B, unless a Member shall have requested the Company in writing at least thirty (30) days before the date of a notice to use a different address.

        (b) Any notice, request, consent, offer or demand shall be deemed received, given or served, if mailed by first class mail, on the 3rd day after the day of mailing, and, if sent by telex, telecopy or telegram, 24 hours after the time of dispatch.

   17.3 Agreement for Further Execution. As soon as practicable after being requested by the Management Committee to do so, the Members agree to sign, swear to or acknowledge the Certificate required by the Act; to sign, swear to, or acknowledge any amendment or cancellation as required by law; to sign, swear to or acknowledge similar certificates or affidavits or certificates of assumed firm name, trade name or the like (and any amendments or cancellations thereof) required by the laws of Delaware; and to cause the filing of any of the same for record wherever such filing shall be required by law.

   17.4 Entire Agreement. This Agreement contains the entire understanding between the Members and the Company and supersedes any prior understanding and agreements between them respecting the subject matter herein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed or described herein.

   17.5 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provision of this Agreement or the application thereto to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other Person or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

   17.6 Captions. All Section titles and captions contained in this Agreement are for convenience only and shall not be deemed part of the context of this Agreement.

   17.7 Number and Gender. All the terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of this Agreement or any Section, paragraph or clause herein may require, the same as if such word had been fully and properly written in such number and gender.

   17.8 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective distributees, heirs, successors and assigns.

   17.9 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same.

                        EDISON DEVELOPMENT CORPORATION
                        (a Michigan corporation)

                         By:  /s/ Larry Garberding
                            ______________________________________

                         Its: Executive Vice-President
                             _____________________________________



                        MECHANICAL TECHNOLOGY INCORPORATED
                        (a New York corporation)

                         By:  /s/ Martin Mastroianni
                            ______________________________________

                         Its: President
                             _____________________________________

                                   EXHIBIT A

             CLASS A MEMBERS, CAPITAL CONTRIBUTIONS, AND SHARES





Class A                 FMV of Capital    Adjusted
Members                 Contributions      Basis         Shares
-------                 -------------     --------       ------

Edison Development       $4,750,000       $4,750,000     4,750,000
  Corporation



Mechanical Technology    $4,750,000       $  300,000     4,750,000
  Incorporated

                                   EXHIBIT B

               CLASS B MEMBERS, CAPITAL CONTRIBUTIONS, AND SHARES


Class B                 FMV of Capital     Adjusted
Members                 Contribution         Basis          Shares
-------                 ------------       --------         ------

                                   EXHIBIT C

                                   MILESTONES


                        CONFIDENTIAL TREATMENT REQUIRED

                                   EXHIBIT D

                              CONTRACT PROPOSALS

                        CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT E

                       EXCLUDED CONTRACTS AND PROPOSALS

                                      None

                                   EXHIBIT F

                     OPTION AGREEMENT - CONTRIBUTION MATCH

                                   EXHIBIT G

                     OPTION AGREEMENT - RETURNED SHARES